Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to (a) the use of our audit letter relating to the proved reserves of gas and oil (including coalbed methane) of CONSOL Energy, Inc. as of December 31, 2010 (b) the references to us as experts in CONSOL Energy Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 and (c) the incorporation by reference of our name and our audit letter into CONSOL Energy Inc’s Registration Statements on Form S-8 (File No. 333-167892, File No. 333-160273, File No. 333-126057, File No. 333-126056, File No. 333-113973 and File No. 333-87545), Form S-4 (File No. 333-169502) and Form S-3 (File No. 333-151292), that incorporate by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Netherland, Sewell & Associates, Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ DANNY D. SIMMONS, P.E.
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

February 10, 2011